Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (“Agreement”) is made by and between Agilent Technologies, Inc., a Delaware Corporation (“Company”) and Robert McMahon (“Executive”) and is entered into as of March 14, 2025 (“Effective Date”).
1.Purpose. The Company recognizes the important goal of retaining Executive as an executive of the Company, and, in furtherance of that goal, the Company wishes to provide financial incentives and financial security for Executive to remain an executive and to continue to contribute to the success of the Company. The Company and Executive wish to provide for the rights and obligations set forth herein.

2.Annual Grant Cycle. Executive shall continue to be eligible for and considered for the annual cycle of awards consistent with other executives, including with respect to the regular grant cycle by the Compensation Committee of the Board of Directors in 2025 (generally in the October/November timeframe).

3.Severance Protection. The Change of Control Severance Agreement dated October 18, 2018 between the Company and Executive (“Change of Control Agreement”) shall not be modified by any term herein and, for the avoidance of doubt, Executive shall continue to have the rights and obligations as set forth thereunder. Executive is hereby designated as a participant in the Company’s Workforce Management Program, in the form as of the date hereof with the primary severance benefits set forth on Exhibit A hereto (i.e. it the express intent of the parties hereto that any subsequent changes to such Program shall not apply to Executive’s rights and benefits thereunder as a participant which exists under such program as of the date hereof except to the extent of a modification to the obligation to sign a release to receive the benefits thereof) (the “WMP”) if the Executive’s employment is terminated by the Company without Cause (as such term is defined in the Change of Control Agreement) or, following the date which follows the one year anniversary of the date hereof by the Executive for Good Reason (as defined herein). For purposes of this Agreement, “Good Reason” means at any time following the date hereof (i) without Executive’s express written consent, a change in Executive’s duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution or increase in responsibilities of the position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith; (ii) relocation of Executive’s worksite to more than 35 miles from his prior worksite, unless Executive expressly consents to such relocation in writing; or (iii) material breach by the Company of any of the material provisions of this Agreement. By way of illustrative example, in the event that one of the enumerated elements under “Good Reason” occurs 90 days from the date hereof, Executive would have the right to trigger such Good Reason termination of his employment at any time after the one year anniversary hereof and receive the provisions of the WMP thereafter.

4.Other Agreements. This Agreement is not intended to result in any duplication of payments or benefits to Executive and shall be interpreted accordingly. This Agreement does not supersede the Change of Control Agreement nor the Company’s Recoupment Policy.

5.No Retention Rights. This Agreement is intended to provide financial incentives and financial security to Executive and does not confer on Executive any right with respect to continuation of employment by the Company or interferes with the right of the Company to terminate at any time the employment of Executive.

6.Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and is intended to be construed, administered and interpreted with that intent. Amounts (including, without limitation, equity awards) pursuant to this Agreement (“Amounts”) which are payable, as a result of a Participant’s termination of employment which constitute a “deferral of compensation” for purposes of Section 409A of the Code shall not be paid unless and until the Executive incurs a “separation from service” for purposes of Section 409A of the Code (“Separation from Service”). In addition, to the extent Amounts constituting deferral of compensation are distributable to the Executive when Executive is a “specified employee” (as defined in Section 409A of the Code), such Amounts shall not be distributed to the Executive before the date (the “Delayed Payment Date”) which is the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or, if earlier, the date of the Executive’s death following such Separation from Service. All such Amounts that would, but for this Section 6, become distributable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. Notwithstanding any other provision in this Agreement, the Company makes no representations that Amounts shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Amounts.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year written above.

Agilent Technologies, Inc., a Robert McMahon
Delaware Corporation

/s/ Padraig McDonnell    /s/ Robert McMahon

Padraig McDonnell     Name
______________________________________
President and Chief Executive Officer Title

EXHIBIT A

Outplacement. Participants will be provided with outplacement benefits through a firm designated by the Company, for a maximum of three (3) months. A Participant’s use of this outplacement benefit program must be initiated within one (1) month of their Termination Date. Outplacement benefits may not be exchanged for cash or other benefits.

Stock Options, Stock Appreciation Rights and Restricted Stock Units. If a Participant terminates employment with Agilent pursuant to participation in a Workforce Management Program and that Participant holds unvested Company stock options, stock appreciation rights or restricted stock units, then the vesting, exercisability and settlement date for all such unvested stock options, stock appreciation rights and restricted stock units shall be determined based the terms and conditions of the Participant’s applicable award agreements.

Long-Term Performance Program. A Participant who is covered by the Agilent Technologies, Inc. Long-Term Performance Program may be eligible for a pro-rated payment under that program. Eligibility for a payment will be subject to the terms of the Agilent Technologies, Inc. Long-Term Performance Program and the relevant Performance Period (as that term is defined in the Agilent Technologies, Inc Long-Term Performance Program) and depend on Company performance during the relevant Performance Period.

Pro-Rated Bonus. If provided for in a Workforce Management Program, a Participant: (1) who is covered under the Agilent Results Bonus program, may be eligible for a pro-rated bonus, subject to the terms of that program and (2) who is covered under the Agilent Technologies, Inc. 2010 Performance Based Compensation Plan for Covered Employees (also known as Pay for Results), may be eligible for a pro-rated bonus, subject to the terms of that program.

Severance Payment. The Severance Payment shall equal: (1) one-half (1/2) of the Participant’s Monthly Base Pay multiplied by his or her Years of Full-Time Equivalent Service, both determined as of the Participant’s Termination Date, subject to a minimum of two (2) months’ and a maximum of six (6) months’ Monthly Base Pay; plus, (2) three (3) months of the Participant’s Monthly Base Pay, determined as of his or her Termination Date.

Health Expense Benefit. A Health Expense Benefit equal to two thousand dollars ($2,000). The Health Expense Benefit is intended to assist with health-care expenses, including additional health plan premium payments that may result from separation from employment with the Company.

Job Search Benefit. Each Participant shall be eligible to receive a Job Search Benefit equal to one thousand dollars ($1,000). The purpose of the Job Search Benefit is to assist Participants with expenses related to their search for employment outside the Company.